Microsoft Word 11.0.6502;SUB-ITEM 77Q1(c)

                                    MFS/SUN LIFE SERIES TRUST

                                                                 on behalf of:

                                                          Managed Sectors Series

Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust dated May 1, 2001, as amended (the "Declaration"), of MFS/Sun Life Series Trust, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, do hereby certify that the Managed Sectors Series, a series of the Trust, has been terminated.